Exhibit 4.7

CENTERPOINT ENERGY, INC.

To

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION

(successor to JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank))

Trustee

__________________

SUPPLEMENTAL INDENTURE NO. 8

Dated as of May 6, 2008

_________________

$300,000,000

6.50% Senior Notes due 2018

CENTERPOINT ENERGY, INC.
SUPPLEMENTAL INDENTURE NO. 8

6.50% Senior Notes due 2018

SUPPLEMENTAL INDENTURE No. 8, dated as of May 6, 2008, between CENTERPOINT ENERGY, INC., a Texas corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION (successor to JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank)), as Trustee (the “Trustee”).

RECITALS

The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2003 (the “Original Indenture” and, as hereby supplemented and amended, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities.

Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities to be designated as the “6.50% Senior Notes due 2018” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture No. 8.

Section 301 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in an indenture supplemental to the Indenture.

Subparagraph (7) of Section 901 of the Original Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture.

For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities of such series, as follows:

ARTICLE I

Relation to Indenture; Additional Definitions

Section 101 Relation to Indenture.  This Supplemental Indenture No. 8 constitutes an integral part of the Original Indenture.

Section 102 Additional Definitions.  For all purposes of this Supplemental Indenture No. 8:

Capitalized terms used herein shall have the meaning specified herein or in the Original Indenture, as the case may be;

“Affiliate” of, or a Person “affiliated” with, a specific Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.  If any Interest Payment Date, Stated Maturity or Redemption Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day with the same force and effect as if made on the relevant date that the payment was due and no interest will accrue on such payment for the period from and after the Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, to the date of that payment on the next succeeding Business Day.  The definition of “Business Day” in this Supplemental Indenture No. 8 and the provisions described in the preceding sentence shall supersede the definition of Business Day in the Original Indenture and Section 113 of the Original Indenture.

“Capital Lease” means a lease that, in accordance with accounting principles generally accepted in the United States of America, would be recorded as a capital lease on the balance sheet of the lessee;

“CenterPoint Houston” means CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, and any successor thereto; provided, that at any given time, there shall not be more than one such successor;

“CERC” means CenterPoint Energy Resources Corp., a Delaware corporation, and any successor thereto; provided, that at any given time, there shall not be more than one such successor;

“Comparable Treasury Yield” has the meaning set forth in Section 402(a) hereof;

“Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, as follows: (a) for payment, registration and transfer of the Securities: 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, Attention: Bondholder Communications; telephone (214) 672-5125 or (800) 275-2048; telecopy: (214) 672-5873; and (b) for all other communications relating to the Securities: 601 Travis Street, 18th Floor, Houston, Texas 77002, Attention: Global Corporate Trust; telephone: (713) 483-6817; telecopy: (713) 483-7038;

“Equity Interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature;

“H.15 Statistical Release” has the meaning set forth in Section 402(b) hereof;

The term “Indebtedness” as applied to any Person, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by any such Person, in respect of:  (i) obligations for money borrowed (other than unamortized debt discount or premium); (ii) obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind; (iii) obligations as lessee under a Capital Lease; and (iv) any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations listed in clause (i), (ii) or (iii) above.  All indebtedness of such type, secured by a lien upon property owned by such Person although such Person has not assumed or become liable for the payment of such indebtedness, shall also for all purposes hereof be deemed to be indebtedness of such Person.  All indebtedness for borrowed money incurred by any other Persons which is directly guaranteed as to payment of principal by such Person shall for all purposes hereof be deemed to be indebtedness of any such Person, but no other contingent obligation of such Person in respect of indebtedness incurred by any other Persons shall for any purpose be deemed to be indebtedness of such Person.

“Independent Investment Banker” has the meaning set forth in Section 401(c) hereof;

“Interest Payment Date” has the meaning set forth in Section 204(a) hereof;

“Issue Date” has the meaning provided in Section 204(a) hereof;

“Long-Term Indebtedness” means, collectively, the Company’s outstanding: (a) 5.875% Senior Notes due 2008, (b) 6.850% Senior Notes due 2015, (c) 7.25% Senior Notes due 2010, (d) 3.75% Convertible Senior Notes due 2023 and (e) any long-term indebtedness (but excluding for this purpose any long-term indebtedness incurred pursuant to any revolving credit facility, letter of credit facility or other similar bank credit facility) of the Company issued subsequent to the issuance of the Notes and prior to the Termination Date containing a covenant substantially similar to the covenant set forth in Section 301 hereof, or an event of default substantially similar to the event of default set forth in Section 501(c) hereof, but not containing a provision substantially similar to the provision set forth in Section 302 hereof;

“Make-Whole Premium” has the meaning set forth in Section 401(b) hereof;

“Maturity Date” has the meaning set forth in Section 203 hereof;

“Notes” has the meaning set forth in the second paragraph of the Recitals hereof;

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof;

“Redemption Price” has the meaning set forth in Section 401(a) hereof;

“Regular Record Date” has the meaning set forth in Section 204(a) hereof;

“Remaining Term” has the meaning set forth in Section 402(a) hereof;

“Significant Subsidiary” means, CERC, CenterPoint Houston and any other Subsidiary which, at the time of the creation of a pledge, mortgage, security interest or other lien upon any Equity Interests of such Subsidiary, has consolidated gross assets (having regard to the Company’s beneficial interest in the shares, or the like, of that Subsidiary) that represents at least 25% of the Company’s consolidated gross assets appearing in the Company’s most recent audited consolidated financial statements;

“Subsidiary” of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock or Equity Interests having ordinary voting power to elect a majority of the Board of Directors or comparable governing body of such corporation or other entity (irrespective of whether at the time capital stock of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity, or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other Subsidiaries, or by one or more of such entity’s other Subsidiaries;

“Termination Date” has the meaning set forth in Section 302.

All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture No. 8; and

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture No. 8.

ARTICLE II

The Series of Securities

Section 201 Title of the Securities.  The Notes shall be designated as the “6.50% Senior Notes due 2018”.

Section 202 Limitation on Aggregate Principal Amount.  The Trustee shall authenticate and deliver the Notes for original issue on the Issue Date in the aggregate principal amount of $300,000,000 upon a Company Order for the authentication and delivery thereof and satisfaction of Sections 301 and 303 of the Original Indenture.  Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and the name or names of the initial Holder or Holders.  The aggregate principal amount of Notes that may initially be outstanding shall not exceed $300,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased above such amount by a Board Resolution to such effect.

Section 203 Stated Maturity.  The stated maturity of the Notes shall be May 1, 2018 (the “Maturity Date”).

Section 204 Interest and Interest Rates

(a)           The Notes shall bear interest at a rate of 6.50% per year, from and including May 6, 2008 (the “Issue Date”) to, but excluding, the Maturity Date.  Such interest shall be payable semiannually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), beginning November 1, 2008 to the persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on April 15 and October 15 (each a “Regular Record Date”) (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

(b)           Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either (i) be paid to the Person in whose name such Note (or one or more Predecessor Securities) is registered at the close of business on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or (ii) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

(c)           The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on a Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.

(d)           Any principal and premium, if any, and any installment of interest, which is overdue shall bear interest at the rate of 6.50% per annum (to the extent permitted by law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

Section 205 Paying Agent; Place of Payment.  The Trustee shall initially serve as the Paying Agent for the Notes.  The Company may appoint and change any Paying Agent or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee.  The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent.  The Place of Payment where the Notes may be presented or surrendered for payment shall be the Corporate Trust Office of the Trustee.  At the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register.

Section 206 Place of Registration or Exchange; Notices and Demands With Respect to the Notes.  The place where the Holders of the Notes may present the Notes for registration of transfer or exchange and may make notices and demands to or upon the Company in respect of the Notes shall be the Corporate Trust Office of the Trustee.

Section 207 Percentage of Principal Amount.  The Notes shall be initially issued at 99.487% of their principal amount plus accrued interest, if any, from May 6, 2008.

Section 208 Global Securities

(a)           The Notes shall be issuable in whole or in part in the form of one or more Global Securities.  Such Global Securities shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes.  Such Global Securities shall bear the legends set forth in the form of Security attached as Exhibit A hereto.

Section 209 Form of Securities.  The Notes shall be substantially in the form attached as Exhibit A hereto.

Section 210 Securities Registrar.  The Trustee shall initially serve as the Security Registrar for the Notes.

Section 211 Sinking Fund Obligations.  The Company shall have no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 212 Defeasance and Discharge; Covenant Defeasance

(a)           Article Fourteen of the Original Indenture, including without limitation Sections 1402 and 1403 thereof (as modified by Section 212(b) hereof), shall apply to the Notes.

(b)           Solely with respect to the Notes issued hereby, the first sentence of Section 1403 of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“Upon the Company’s exercise of its option (if any) to have this Section 1403 applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Article Eight and under any covenants provided pursuant to Section 301(20), 901(2) or 901(7) for the benefit of the Holders of such Securities, including, without limitation, the covenants provided for in Article Three of Supplemental Indenture No. 8 to the Indenture, and (2) the occurrence of any event specified in Sections 501(4) (with respect to Article Eight and to any such covenants provided pursuant to Section 301(20), 901(2) or 901(7)) and 501(7) shall be deemed not to be or result in an Event of Default, in each case with respect to such Securities as provided in this Section 1403 on and after the date the conditions set forth in Section 1404 are satisfied (hereinafter called “Covenant Defeasance”).”

ARTICLE III

Additional Covenant

Section 301 Limitations on Liens.  The Company shall not pledge, mortgage, hypothecate, or grant a security interest in, or permit any such mortgage, pledge, security interest or other lien upon any Equity Interests now or hereafter owned by the Company in any Significant Subsidiary to secure any Indebtedness, without making effective provisions whereby the outstanding Notes shall be equally and ratably secured with or prior to any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured; provided, however, that this provision shall not apply to or prevent the creation or existence of:

(a)           any mortgage, pledge, security interest, lien or encumbrance upon the Equity Interests of CenterPoint Energy Transition Bond Company, LLC, CenterPoint Energy Transition Bond Company II, LLC, CenterPoint Energy Transition Bond Company III, LLC or any other special purpose Subsidiary created on or after the date of this Supplemental Indenture by the Company in connection with the issuance of securitization bonds for the economic value of generation-related regulatory assets and stranded costs;

(b)           any mortgage, pledge, security interest, lien or encumbrance upon any Equity Interests in a Person which was not affiliated with the Company prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance (or the Equity Interests of a holding company formed to acquire or hold such Equity Interests) created at the time of the Company’s acquisition of the Equity Interests or within one year after such time to secure all or a portion of the purchase price for such Equity Interests; provided that the principal amount of any Indebtedness secured by such mortgage, pledge, security interest, lien or encumbrance does not exceed 100% of such purchase price and the fees, expenses and costs incurred in connection with such acquisition and acquisition financing;

(c)           any mortgage, pledge, security interest, lien or encumbrance existing upon Equity Interests in a Person which was not affiliated with the Company prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance at the time of the Company’s acquisition of such Equity Interests (whether or not the obligations secured thereby are assumed by the Company or such Subsidiary becomes a Significant Subsidiary); provided that (i) such mortgage, pledge, security interest, lien or encumbrance existed at the time such Person became a Significant Subsidiary and was not created in anticipation of the acquisition, and (ii) any such mortgage, pledge, security interest, lien or encumbrance does not by its terms secure any Indebtedness other than Indebtedness existing or committed immediately prior to the time such Person becomes a Significant Subsidiary;

(d)           liens for taxes, assessments or governmental charges or levies to the extent not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which the Company has provided adequate reserves for the payment thereof in accordance with generally accepted accounting principles;

(e)           pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation;

(f)           materialmen’s, mechanics’, carriers’, workers’ and repairmen’s liens imposed by law and other similar liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(g)           attachment, judgment or other similar liens, which have not been effectively stayed, arising in connection with court proceedings; provided that such liens, in the aggregate, shall not secure judgments which exceed $50,000,000 aggregate principal amount at any one time outstanding; provided further that the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

(h)           other liens not otherwise referred to in paragraphs (a) through (g) above, provided that the Indebtedness secured by such liens in the aggregate, shall not exceed 1% of the Company’s consolidated gross assets appearing in the Company’s most recent audited consolidated financial statements at any one time outstanding;

(i)           any mortgage, pledge, security interest, lien or encumbrance on the Equity Interests of any Subsidiary that was otherwise permitted under this Section 301 if such Subsidiary subsequently becomes a Significant Subsidiary; or

(j)           any extension, renewal or refunding of Indebtedness secured by any mortgage, pledge, security interest, lien or encumbrance described in paragraphs (a) through (i) above; provided that the principal amount of any such Indebtedness is not increased by an amount greater than the fees, expenses and costs incurred in connection with such extension, renewal or refunding.

Section 302 Expiration of Restrictions on Liens.  Notwithstanding anything to the contrary herein, on the date (the “Termination Date”) (and continuing thereafter) on which there remains outstanding, in the aggregate, no more than $200,000,000 in principal amount of Long-Term Indebtedness, the covenant of the Company set forth in Section 301 hereof shall terminate and the Company shall no longer be subject to the covenant set forth in such Section.

ARTICLE IV

Optional Redemption of the Notes

Section 401 Redemption Price

(a)           The Company shall have the right to redeem the Notes, in whole or in part, at its option at any time from time to time at a price equal to (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, to (but excluding) the Redemption Date plus (iii) the Make-Whole Premium, if any (collectively, the “Redemption Price”).

(b)           The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:  (i) the sum of the present values, calculated as of the Redemption Date, of:  (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and (B) the principal amount that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed at the Maturity Date; over (ii) the principal amount of the Note (or portion thereof) being redeemed.  The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis.  Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Comparable Treasury Yield (as defined below) plus 45 basis points.

(c)           The Make-Whole Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation shall be made by Greenwich Capital Markets, Inc., Lehman Brothers Inc. or Wachovia Capital Markets, LLC, or, if such firms are unwilling or unable to make such calculation, by a different independent investment banking institution of national standing appointed by the Company (in any such case, an “Independent Investment Banker”).

Section 402 Make-Whole Premium Calculation

(a)           For purposes of determining the Make-Whole Premium, “Comparable Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury securities that have a constant maturity that corresponds to the remaining term to maturity of the Notes to be redeemed, calculated to the nearest 1/12th of a year (the “Remaining Term”).  The Comparable Treasury Yield shall be determined as of the third Business Day immediately preceding the applicable Redemption Date.

(b)           The weekly average yields of United States Treasury securities shall be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15 (519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”).  If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury securities having a constant maturity that is the same as the Remaining Term, then the Comparable Treasury Yield shall be equal to such weekly average yield.  In all other cases, the Comparable Treasury Yield shall be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury securities that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury securities that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release).  Any weekly average yields so calculated by interpolation shall be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.  If weekly average yields for United States Treasury securities are not available in the H.15 Statistical Release or otherwise, then the Comparable Treasury Yield shall be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

Section 403 Partial Redemption.  If the Company redeems the Notes in part pursuant to this Article Four, the Trustee shall select the Notes to be redeemed on a pro rata basis or by lot or by such other method that the Trustee in its sole discretion deems fair and appropriate.  The Company shall redeem Notes pursuant to this Article IV in multiples of $1,000 in original principal amount.  A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued upon cancellation of the original Note.

Section 404 Notice of Optional Redemption.  If the Company elects to exercise its right to redeem all or some of the Notes pursuant to this Article IV, the Company or the Trustee shall mail a notice of such redemption to each Holder of a Note that is to be redeemed not less than 30 days and not more than 60 days before the Redemption Date.  If any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed.

ARTICLE V

Remedies

Section 501 Additional Events of Default; Acceleration of Maturity

(a)           Solely with respect to the Notes issued hereby, Section 501(5) of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof as an Event of Default in addition to the other events set forth in Section 501 of the Original Indenture:

“(5)           the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company, CERC or CenterPoint Houston in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company, CERC or CenterPoint Houston a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, CERC or CenterPoint Houston under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, CERC or CenterPoint Houston or of any substantial part of its respective property, or ordering the winding up or liquidation of its respective affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; provided that any specified event in (A) or (B) involving CERC or CenterPoint Houston shall not constitute an Event of Default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, shall no longer be an Affiliate of the Company; or”

(b)           Solely with respect to the Notes issued hereby, Section 501(6) of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof as an Event of Default in addition to the other events set forth in Section 501 of the Original Indenture:

“(6)           the commencement by the Company, CERC or CenterPoint Houston of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any of them to the entry of a decree or order for relief in respect of the Company, CERC or CenterPoint Houston in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, CERC or CenterPoint Houston or of any substantial part of its respective property, or the making by any of them of an assignment of a substantial part of its respective property for the benefit of creditors, or the admission by any of them in writing of the inability of any of the Company, CERC or CenterPoint Houston to pay its respective debts generally as they become due, or the taking of corporate action by the Company, CERC or CenterPoint Houston in furtherance of any such action; provided that any such specified event involving CERC or CenterPoint Houston shall not constitute an Event of Default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, shall no longer be an Affiliate of the Company; or”

(c)           Solely with respect to the Notes issued hereby, and pursuant to Section 501(7) of the Original Indenture, Section 501(7) of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof, as an “Event of Default” in addition to the other events set forth in Section 501 of the Original Indenture:

“(7)           The default by the Company, CERC or CenterPoint Houston in a scheduled payment at maturity, upon redemption or otherwise, in the aggregate principal amount of $50 million or more, after the expiration of any applicable grace period, of any Indebtedness or the acceleration of any Indebtedness of the Company, CERC or CenterPoint Houston in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such payment default is not cured or such acceleration is not rescinded within 30 days after notice to the Company in accordance with the terms of the Indebtedness; provided that such payment default or acceleration of CERC or CenterPoint Houston shall not to be an Event of Default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, shall not be an Affiliate of the Company.”

Section 502 Expiration of Additional Event of Default. Notwithstanding anything to the contrary herein, on the Termination Date (and continuing thereafter), the event of default of the Company set forth in Section 501(c) hereof shall terminate and the Company shall no longer be subject to such event of default.

ARTICLE VI

Miscellaneous Provisions

Section 601 The Indenture, as supplemented and amended by this Supplemental Indenture No. 8, is in all respects hereby adopted, ratified and confirmed.

Section 602 This Supplemental Indenture No. 8 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 603 THIS SUPPLEMENTAL INDENTURE NO. 8 AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 604 If any provision in this Supplemental Indenture No. 8 limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

Section 605 In case any provision in this Supplemental Indenture No. 8 or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 8 to be duly executed, as of the day and year first written above.

CENTERPOINT ENERGY, INC.

By: /s/ Gary L. Whitlock
           Gary L. Whitlock
           Executive Vice President and
           Chief Financial Officer
Attest:

_/s/ Richard B. Dauphin_________
Richard B. Dauphin
      Assistant Corporate Secretary

(SEAL)

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION,
As Trustee

By: /s/ Kathryn Shotwell
Name: Kathryn Shotwell
Title:   Assistant Treasurer and Trust Officer

(SEAL)

Exhibit A

[FORM OF FACE OF SECURITY]

[IF THIS SECURITY IS TO BE A GLOBAL SECURITY -] THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

[For as long as this Global Security is deposited with or on behalf of The Depository Trust Company it shall bear the following legend.]  Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to CenterPoint Energy, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CENTERPOINT ENERGY, INC.

6.50% Senior Notes due 2018

No. __________	$ __________
CUSIP No. __________

CENTERPOINT ENERGY, INC., a corporation duly organized and existing under the laws of the State of Texas (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _______________, or registered assigns, the principal sum of ____________________ Dollars on May 1, 2018, and to pay interest thereon from May 6, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 1 and November 1 in each year, commencing November 1, 2008, at the rate of 6.50% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 6.50% per annum (to the extent permitted by applicable law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.  The amount of interest payable for any period shall be computed on the basis of twelve

30-day months and a 360-day year. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  _________________                                                                           CENTERPOINT ENERGY, INC.

By:  ____________________________
Name:
Title:
(SEAL)

Attest:

___________________________
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION
As Trustee

Date of Authentication:________________

By:_________________________
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

CENTERPOINT ENERGY, INC.

6.50% NOTES DUE 2018

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 19, 2003 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank)), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000; provided, however, that the authorized aggregate principal amount of the Securities may be increased above such amount by a Board Resolution to such effect.

The Company shall have the right to redeem the Securities of this series, in whole or in part, at its option at any time from time to time at a price equal to (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, to (but excluding) the Redemption Date plus (iii) the Make-Whole Premium, if any.

The amount of the Make-Whole Premium with respect to any Security of this Series (or portion thereof) to be redeemed will be equal to the excess, if any, of:  (i) the sum of the present values, calculated as of the Redemption Date, of:  (A) each interest payment that, but for such redemption, would have been payable on the Security of this series (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and (B) the principal amount that, but for such redemption, would have been payable on the Security of this series (or portion thereof) being redeemed at May 1, 2018; over (ii) the principal amount of the Security of this series (or portion thereof) being redeemed.  The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis.  Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Comparable Treasury Yield (as defined below) plus 45 basis points.

For purposes of determining the Make-Whole Premium, “Comparable Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury securities that have a constant maturity that corresponds to the remaining term to maturity of the Securities of this series, calculated to the nearest 1/12th of a year (the “Remaining Term”).  The Comparable Treasury Yield shall be determined as of the third Business Day immediately preceding the Redemption Date.

The weekly average yields of United States Treasury securities shall be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15 (519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”).  If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury securities having a constant maturity that is the same as the Remaining Term, then the Comparable Treasury Yield shall be equal to such weekly average yield.  In all other cases, the Comparable Treasury Yield shall be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury securities that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury securities that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release).  Any weekly average yields so calculated by interpolation shall be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.  If weekly average yields for United States Treasury securities are not available in the H.15 Statistical Release or otherwise, then the Comparable Treasury Yield shall be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series are not entitled to the benefit of any sinking fund.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.